EMPLOYEE MATTERS AGREEMENT
This Employee Matters Agreement (this “Agreement”), dated as of [●], 2012, with effect as of the Effective Time by and between SEACOR Holdings Inc., a Delaware corporation (“SEACOR”), and Era Group Inc., a Delaware corporation (“Era,” and together with SEACOR, the “Parties”).
WHEREAS, contemporaneously herewith, SEACOR and Era are entering into a Distribution Agreement pursuant to which the Parties have set out the terms on which, and the conditions subject to which, they wish to implement the Distribution (as defined in the Distribution Agreement) (such agreement, as amended, restated or modified from time to time, the “Distribution Agreement”); and
WHEREAS, in connection therewith, SEACOR and Era have agreed to enter into this Agreement to allocate between them assets, liabilities and responsibilities with respect to certain employee compensation, pension and benefit plans, programs and arrangements and certain employment matters.
NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, covenants and other provisions set forth in this Agreement, the Parties hereby agree as follows:
ARTICLE I
DEFINITIONS
Section 1    Definitions. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Distribution Agreement and the following terms shall have the following meanings:
“Benefit Plan” shall mean with respect to an entity, (i) each "employee welfare benefit plan" (as defined in Section 3(1) of ERISA) and all other employee benefits arrangements, policies or payroll practices (including, without limitation, severance pay, sick leave, vacation pay, salary continuation, disability, retirement, deferred compensation, bonus, stock option or other equity-based compensation, hospitalization, medical insurance or life insurance) sponsored or maintained by such entity or by any of its Subsidiaries (or to which such entity or any of its Subsidiaries contributes or is required to contribute) and (ii) all "employee pension benefit plans" (as defined in Section 3(2) of ERISA), occupational pension plan or arrangement or other pension arrangements sponsored, maintained or contributed to by such entity or any of its Subsidiaries (or to which such entity or any of its Subsidiaries contributes or is required to contribute).
“Cash Incentive Plans” shall mean any of the annual or short term cash incentive plans of SEACOR or Era, as the case may be, as in effect as of the time relevant to the applicable provisions of this Agreement.
“COBRA” shall mean the continuation coverage requirements for “group health plans under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and as codified in Code section 4980B and ERISA sections 601 though 608.
“Code” shall mean the Internal Revenue Code of 1986, as amended or successor federal income tax law. Reference to a specific Code provision also includes any proposed, temporary or final regulation in force under that provision.
“Era Employee” shall mean each individual employed by Era or any of its subsidiaries immediately before the Effective Time.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended. Reference to a specific provision of ERISA also includes any proposed, temporary or final regulation in force under that provision.
“Health and Welfare Plans” shall mean any plan, fund or program which was established or is maintained for the purpose of providing for its participants or their beneficiaries, through the purchase of insurance or otherwise, medical (including, without limitation, PPO, EPO and HDHP coverages), dental, prescription, vision, short-term disability, long-term disability, life and AD&D, employee assistance, group legal services, wellness, cafeteria (including, without limitation, premium payment, health flexible spending account and dependent care flexible spending account components), travel reimbursement, transportation, or other benefits in the event of sickness, accident, disability, death or unemployment, or vacation benefits, apprenticeship or other training programs or day care centers, scholarship funds, or prepaid legal services, including, without limitation, any such plan, fund or program as defined in Section 3(1) of ERISA.
“Liability” or “Liabilities” shall have the meaning set forth in the Distribution Agreement.
“Option” when immediately preceded by “SEACOR” shall mean an Option to purchase shares of SEACOR common stock pursuant to a SEACOR Stock Incentive Plan. When immediately preceded by “Era,” an Option shall mean an Option to purchase shares of Era common stock following the Effective Time.
“Person” shall have the meaning set forth in the Distribution Agreement.

“SEACOR Employee” shall mean each individual employed by SEACOR or any of its subsidiaries (other than Era and its subsidiaries) immediately before the Effective Time.
“SEACOR 401(k) Plan” shall mean the SEACOR Holdings, Inc. 401(k) Retirement Savings Plan.
“SEACOR Stock Incentive Plans” shall mean each of SEACOR’s stock incentive compensation plans, including, without limitation, the SEACOR Holdings, Inc. 1996 Share Incentive Plan, the SEACOR SMIT Inc. 2003 Share Incentive Plan, the SEACOR SMIT Inc. 2003 Non-Employee Director Share Incentive Plan, and the SEACOR Holdings, Inc. 2007 Share Incentive Plan, and the SEACOR Holdings, Inc. 2009 Employee Stock Purchase Plan.
“Stock Units” (a) when immediately preceded by “SEACOR,” means a restricted stock unit issued under a SEACOR Stock Incentive Plan representing a general unsecured promise by SEACOR to pay the value of shares of SEACOR common stock in cash or shares of SEACOR common stock and, (b) when immediately preceded by “Era,” means a restricted stock unit issued in accordance with this Agreement representing a general unsecured promise by Era to pay the value of shares of Era common stock in cash or shares of Era common stock.
“Transition Services Agreement” shall mean the Transition Services Agreement by and between SEACOR Holdings, Inc. and Era Group Inc., dated as of [_______,] 2012.
ARTICLE II
GENERAL
Section 2.1    Employees Liabilities. All SEACOR Employees shall continue to be SEACOR Employees immediately after the Effective Time. All Era Employees Time shall continue to be Era Employees immediately after the Effective Time. As of the Effective Time, with respect to any Liability or obligation to, or in respect of, the Era Employees (other than any Benefit Plan Liability), whether arising out of actions, events or omissions that occurred (or, in the case of omissions, failed to occur) prior to, upon, or following the Effective Time, Era shall assume and be solely responsible for all such Liabilities and obligations whatsoever with respect to such Era Employees.
Section 2.2    Benefit Plan Liabilities. Except as otherwise specifically provided in this Agreement and the Distribution Agreement, as of the Effective Time, with respect to any Benefit Plan Liability or obligation to, or in respect of, the Era Employees, whether arising out of actions, events or omissions that occurred (or, in the case of omissions, failed to occur) prior to, upon, or following the Effective Time, Era shall retain or assume and be solely responsible for all such Liabilities and obligations whatsoever with respect to such Era Employees.
Section 2.3    Workers’ Compensation Liabilities. All workers’ compensation Liabilities relating to, arising out of, or resulting from any claim by a Era Employee that results from an accident occurring, or from an occupational disease which becomes manifest, prior to, upon, or following the Effective Time shall be assumed by Era.
Section 2.4    Acknowledgement. The Parties agree that none of the transactions contemplated by the Distribution Agreement or this Agreement, constitutes a "change in control," "change of control" or similar term, as applicable, within the meaning of any applicable Benefit Plan.
ARTICLE III
[RESERVED]

ARTICLE IV
401(K) PLAN
Section 4.1    Era 401(k) Plan. As of the Effective Time, (i) Era shall adopt and sponsor a new 401(k) plan (the “Era 401(k) Plan”) providing substantially the same terms and benefits as the SEACOR 401(k) Plan, in which all Era Employees will be eligible to participate on substantially the same terms as they were eligible to participate in the SEACOR 401(k) Plan immediately prior to the Effective Time; (ii) SEACOR shall effect the spin-off of all assets and liabilities with respect to all current and former Era Employees to the Era 401(k) Plan; (iii) Era Employees shall cease to be eligible to make contributions or have contributions made on their behalf under the SEACOR 401(k) Plan; and (iv) SEACOR shall have no obligation whatsoever with regard to, for all Liabilities under, or with respect to the Era 401(k) Plan.

ARTICLE V
HEALTH AND WELFARE PLANS
Section 5.1    Era Health and Welfare Plans. As of the Effective Time, Era shall adopt Health and Welfare Plans providing substantially the same benefits as were provided to Era Employees prior to the Effective Time. SEACOR shall have no obligation whatsoever with regard to, for all Liabilities under, or with respect to the Era Health and Welfare Plans. For periods prior to the Effective Time, all benefit Liabilities with respect to Era Employees shall continue to be Liabilities of the SEACOR Health and Welfare Plans in which the Era Employees participated.
Section 5.2    COBRA and HIPAA Compliance. As of the Effective Time, Era and the Era Health and Welfare Plans shall assume from the SEACOR Health and Welfare Plans the responsibility for administering compliance with the health care continuation requirements of COBRA, and the certificate of creditable coverage requirements of HIPAA with respect to Era Employees and their covered dependents who incur a COBRA qualifying event or loss of coverage under the SEACOR Health and Welfare Plans prior to the Effective Time.
ARTICLE VI
CASH INCENTIVE PLANS
Section 6.1    Liability for Bonus Awards. Era shall retain all Liabilities with respect to any bonus awards payable to Era Employees for the year in which the Effective Time occurs and thereafter, including, without limitation, under any Era Cash Incentive Plan or under any SEACOR Cash Incentive Plan.
ARTICLE VII
STOCK INCENTIVE PLANS
Section 7.1    SEACOR Stock Incentive Plans. The Parties shall take all actions necessary or appropriate so that each outstanding SEACOR Option and SEACOR Stock Unit granted under any SEACOR Stock Incentive Plan held by an individual shall be adjusted as set forth in this Article VII. The adjustments set forth below shall be the sole adjustments with respect to SEACOR Options and SEACOR Stock Units in connection with the Distribution and the other transactions contemplated by the Distribution Agreement, and such adjustments will be consistent with the provisions of Section 409A of the Code and the applicable stock exchange listing standards. The Distribution shall not constitute a “change in control” or “change of control” under any award agreement, employment agreement or SEACOR Stock Incentive Plan. As of the Effective Time, SEACOR and Era shall effect the exchange of SEACOR Options and SEACOR Stock Units held by Era Employees for Era Options and Era Stock Units, reflecting the terms and conditions of such awards in accordance with this Article VII.
Section 7.2    SEACOR Options. As of the Effective Time, SEACOR Employees and Era Employees will have their SEACOR Options adjusted or exchanged as described below.

(a)	SEACOR Employees.

(i)
Upon the Distribution, the number of shares of SEACOR Common Stock subject to each SEACOR Option (the “Post-Adjustment Shares”) will be adjusted to equal the product of (A) the number of shares of SEACOR Common Stock subject to such SEACOR Option immediately prior to the Distribution, multiplied by (B) the “Adjustment Ratio” and rounded down to the nearest whole number. The numerator of the Adjustment Ratio is the last published “regular way” closing trading price of a share of SEACOR Common Stock on the New York Stock Exchange (“NYSE”) prior to the Distribution, and the denominator of the Adjustment Ratio is the last published “ex-dividend” closing trading price of a share of SEACOR Common Stock on the NYSE prior to the Distribution. For purposes of the Adjustment Ratio, (i) "regular way" trading price means the price of SEACOR Common Stock traded with the entitlement to the Era Common Stock to be issued in the Distribution and (ii) "ex-dividend" trading price means the price of SEACOR Common Stock traded without the entitlement to the Era Common Stock to be issued in the Distribution.

(ii)
Upon the Distribution, the exercise price of each SEACOR Option will be adjusted to equal (A) minus (B), where (A) is the last published “ex-dividend” closing trading price of a share of SEACOR Common Stock on the NYSE prior to the Distribution and (B) is the product of (1) the last "regular way" closing trading price of SEACOR Common Stock prior to the Distribution minus the exercise price of each SEACOR Option, multiplied by (2) a fraction, the numerator of which is the number of SEACOR Options to purchase SEACOR Common Stock outstanding prior to the Distribution, and the denominator of which is the number of Post-Adjustment Shares, rounded down to the nearest whole number.

(iii)	All other terms of the options will remain the same, including continued vesting pursuant to the current terms of the awards

(b)	Era Employees.

(i)
Era Employees will have their outstanding SEACOR Options exchanged for Era Options. The aggregate intrinsic value of such Era Options issued to each such Era Employee in connection with the Distribution will be equal to the aggregate intrinsic value of the SEACOR Options held by such Era Employee immediately prior to the Distribution, determined in a manner similar to that as described above in Section 7.2(a) for SEACOR Employees, with the value of the Era Common Stock to be deemed equal to the difference between the “regular way” and “ex-dividend” trading prices of the SEACOR Common Stock immediately prior to the Distribution.

(ii)	All other terms of the options will remain the same, including continued vesting pursuant to the terms of the current awards.
Section 7.3    SEACOR Stock Units. As of the Effective Time, SEACOR Employees will have their SEACOR Stock Units adjusted as described below. No Era Employees hold SEACOR Stock Units.

(a)
SEACOR Employees. Upon the Distribution, the number of SEACOR Stock Units granted in respect of SEACOR Common Stock will be adjusted to equal the product of (A) the number of SEACOR Stock Units immediately prior to the Distribution and (B) the Adjustment Ratio, described above. All other terms of the SEACOR Stock Units will remain the same, including continued vesting pursuant to the terms of the current awards. Any resulting fractional units will be settled in cash and will be deposited into a rabbi trust for the benefit of SEACOR Employees when such SEACOR Stock Units vest

Section 7.4    SEACOR Common Stock Under SEACOR’s Employee Stock Purchase Plan. Under SEACOR’s Employee Stock Purchase Plan eligible employees of SEACOR and Era and their respective subsidiaries may elect to purchase shares of SEACOR Common Stock at a purchase price equal to 85% of the lower of the fair market value of SEACOR Common Stock on the opening or closing date of the applicable offering period. Following the Distribution, the opening purchase price for each share of SEACOR Common Stock purchased by SEACOR Employees pursuant to SEACOR’s Employee Stock Purchase Plan will be adjusted to reflect the change in value in SEACOR’s Common Stock following the Distribution, determined as follows:

(a)
For the offering period beginning on September 1, 2012 and ending on February 28, 2013, the opening purchase price of each such share of SEACOR Common Stock shall equal (A) the original opening purchase price of a share of SEACOR Common Stock on the first day of the offering period, multiplied by (B) a fraction, the numerator of which is the last published “ex-dividend” closing trading price of a share of SEACOR Common Stock on the NYSE prior to the Distribution, and the denominator of which is the last published “regular way” closing trading price of a share of SEACOR Common Stock on the NYSE prior to the Distribution.

(b)
Following the Distribution, Era Employees will cease participation in SEACOR’s Employee Stock Purchase Plan and will be repaid any contributions to SEACOR’s Employee Stock Purchase Plan that have not been used to purchase shares of SEACOR Common Stock

Section 7.5    Registration Requirements. Era agrees that it shall file, and shall use reasonable efforts to maintain on a continuous basis, an effective registration statement under the Securities Act of 1933, as amended (the "Securities Act") (and maintain the prospectus contained therein for its intended use) with respect to the shares of Era common stock authorized for issuance under an Era stock incentive plan. SEACOR agrees that it shall use reasonable efforts to continue to maintain a Form S-8 Registration Statement with respect to and cause to be registered pursuant to the Securities Act, the shares of SEACOR Common Stock authorized for issuance under the SEACOR Stock Incentive Plans as required pursuant to the Securities Act and any applicable rules or regulations thereunder.
ARTICLE VIII
GENERAL AND ADMINISTRATIVE
Section 8.1    Sharing of Information. SEACOR and Era shall share with each other and their respective agents and vendors (without obtaining releases) all participant information necessary for the efficient and accurate administration of each of the Benefit Plans. SEACOR and Era and their respective authorized agents shall, subject to applicable laws, be given reasonable and timely access to, and may make copies of, all information relating to the subjects of this Agreement in the custody of the other

Party, to the extent necessary for such administration. Until the Effective Time, all participant information shall be provided in the manner and as may be mutually agreed to by SEACOR and Era.
Section 8.2    Reasonable Efforts/Cooperation. Each of the Parties will use its commercially reasonable efforts to promptly take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement. Each of the Parties shall cooperate fully on any issue relating to the transactions contemplated by this Agreement for which the other Party seeks a determination letter or private letter ruling from the Internal Revenue Service, an advisory opinion from the Department of Labor or any other filing (including, but not limited to, securities filings (remedial or otherwise)), consent or approval with respect to or by a governmental agency or authority in any jurisdiction in the U.S. or abroad.
Section 8.3    Consent of Third Parties. If (i) any provision of this Agreement is dependent on the consent of any third party and such consent is withheld, the Parties shall implement the applicable provisions of this Agreement to the fullest extent practicable, and (ii) any provision of this Agreement cannot be implemented due to the failure of such third-party to consent, SEACOR and Era shall negotiate in good faith to implement the provision (as applicable) in a mutually satisfactory manner.
Section 8.4    Fiduciary Matters. It is acknowledged that actions required to be taken pursuant to this Agreement may be subject to fiduciary duties or standards of conduct under ERISA or other applicable law, and no Party shall be deemed to be in violation of this Agreement if it fails to comply with any provisions hereof based upon its good faith determination that to do so would violate such a fiduciary duty or standard. Each Party shall be responsible for taking such actions as are deemed necessary and appropriate to comply with its own fiduciary responsibilities and shall fully release and indemnify the other Party for any Liabilities caused by the failure to satisfy any such responsibility.
Section 8.5    Coordination with the Transition Services Agreement. The administrative costs and expenses of SEACOR related to its provision of certain services to Era as described in this Agreement, including, without limitation, payroll administration shall be governed by the terms of the Transition Services Agreement.
ARTICLE IX
MISCELLANEOUS
Section 9.1    Amendment and Modifications. This Agreement may be amended, modified or supplemented at any time by the Parties, but only by an instrument in writing signed on behalf of the Parties.
Section 9.2    Effect if Effective Time Does Not Occur. If the Distribution Agreement is terminated prior to the Effective Time, then this Agreement shall terminate and all actions and events that are, under this Agreement, to be taken or occur effective immediately prior to or as of the Effective Time or otherwise in connection with the Distribution, shall not be taken or occur except to the extent specifically agreed by SEACOR and Era.
Section 9.3    Entire Agreement; Assignment. This Agreement (a) constitutes, together with the Distribution Agreement and the Ancillary Agreements, the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and (b) shall not be assigned by operation of law or otherwise.
Section 9.4    Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, each of which shall remain in full force and effect.
Section 9.5    Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, telecopied (which is confirmed) or sent by registered or certified mail (postage prepaid, return receipt requested) to the Parties or beneficiaries hereto at the following addresses:
If to SEACOR, to:

SEACOR Holdings, Inc.
2200 Eller Drive
Fort Lauderdale, Florida 33316
Attention: General Counsel
If to Era, to:

Era Group, Inc.
818 Town & Country Boulevard
Suite 200
Houston, Texas 70024
Attention: General Counsel

or to such other address as the Person to whom notice is given may have previously furnished to the others in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof).
Section 9.6    Incorporation of Distribution Agreement Provisions. The following provisions of the Distribution Agreement are hereby incorporated herein by reference, and unless otherwise expressly specified herein, such provisions shall apply as if fully set forth herein mutatis mutandis (references in this Section 9.6 to an "Article" shall mean an Article of the Distribution Agreement, and references in the material incorporated herein by reference shall be references to the Distribution Agreement): Article III (relating to Indemnification); Article IV (relating to Access to Information); and Article V (relating to Miscellaneous).
Section 9.7    No Plan Amendment; No Third Party Beneficiaries. Nothing in this Agreement shall (a) amend, or be deemed to amend, any Benefit Plan or (b) provide any Person not a party to this Agreement with any right, benefit or remedy with regard to any Benefit Plan.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.
ERA GROUP, INC.

By:
    Name:
    Title:

SEACOR HOLDINGS, INC.

By:
    Name:
    Title: